Exhibit B-35

                          CERTIFICATE OF INCORPORATION

                                       OF

                             JCP&L TRANSITION, INC.


      It is hereby certified that:

      FIRST:      The name of the corporation (hereinafter called (the
"corporation" is JCP&L Transition, Inc.

      SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

      THIRD:      The nature of the business or purposes to be conducted or
promoted by the corporation is as follows:

            (1) To subscribe for and be a holder of the limited liability company interests of JCP&L Transition Funding LLC, a limited liability company formed under the laws of the State of Delaware ("JCP&L LLC"), to be the sole member of JCP&L LLC and to discharge such duties and take any and all such actions as may be necessary, appropriate or desirable in such capacity as may from time to time be provided in the limited liability company agreement of JCP&L LLC, as such agreement may be amended and restated, and applicable provisions of law.

            (2) To issue and sell its capital stock to JCP&L Transition Holdings, Inc., a Delaware Corporation ("JCP&L Holdings") in exchange for cash or other consideration to fund its acquisition of the limited liability company interests of JCP&L LLC.

            (3) To receive from JCP&L Holdings, pursuant to a contribution agreement to be entered into by and among the corporation, JCP&L Holdings and Jersey Central Power & Light Company, a capital contribution of bondable transition property, as such term is used in the New Jersey Electricity Discount and Energy Competition Act, N.J.S.A. ss.48:3 et. Seq. (the "Act"), and to sell such bondable transition property to JCP&L LLC in exchange for the net proceeds from the sale of JCP&L LLC's transition bonds, as authorized by the Act.

            (4) To distribute to JCP&L Holdings the net proceeds received from the sale of the bondable transition property.

            (5) To receive a cash capital contribution from JCP&L Holdings in such amount as may be necessary, appropriate or desirable and to make a cash capital contribution to JCP&L LLC up to such amount.

            (6) The corporation shall not conduct any other business except with respect to and incident to the activities provided for in clauses (1) through (5) of this Article THIRD.



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      FOURTH:     The total number of shares of stock that the corporation
shall have authority to issue is 100 shares, no par value. All such shares are of one class and are shares of Common Stock.

      FIFTH:      The name and the mailing address of the incorporator are as follows:

      NAME                    MAILING ADDRESS

      Bernard J. Kelley       c/o Richards, Layton & Finger, P.A.
                                One Rodney Square
                              10th and King Streets
                              Wilmington, Delaware 19801

      SIXTH:      The corporation is to have perpetual existence.

      SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of ss.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time.

      EIGHTH: Notwithstanding any other provision of law that may otherwise so empower the corporation, for such time as JCP&L Holdings, or its successor or assign, is the sole stockholder of the corporation, the corporation shall not, without the prior written consent of such sole stockholder, do any of the following:

            (1)   dissolve or liquidate, in whole or in part;

            (2) merge or consolidate with, or sell all or substantially all of its assets to, any person, firm, corporation, partnership or other entity unless, in the case of a merger or consolidation, the surviving entity in such merger or the entity resulting from such consolidation shall have organization or formation documents containing provisions with effects substantially identical to the provisions of Article THIRD and this Article EIGHTH and, in the case of a sale of assets, the acquiring corporation shall have assumed all of the liabilities and obligations of this corporation and shall have organization or formation documents containing provisions with effects substantially identical to the provisions of Article THIRD and this Article EIGHTH;

            (3) to the extent permitted by law, file or consent to or acquiesce in a petition seeking an order under the Federal Bankruptcy Code, as amended, make an assignment for the benefit of creditors or consent to or fail to contest the appointment of a custodian or receiver of all or any substantial part of its property, or file a petition or answer seeking, consenting to or acquiescing in the granting of relief under any other applicable bankruptcy, insolvency or similar law or statute of the United States of America or any state thereof;

            (4) amend this Certificate of Incorporation to alter in any manner or delete Article THIRD or this Article EIGHTH; or

            (5)   incur any indebtedness.


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      NINTH:  From time to time any of the  provisions  of this  Certificate  of
Incorporation may, subject to the provisions of paragraph (4) of Article EIGHTH, be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

      TENTH:      Unless and except to the extent that the By-Laws of the
corporation so require, the election of directors of the corporation need not be by written ballot.

      ELEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any By-Laws made by the Board of Directors.

      TWELFTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who is to serve as the sole initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is duly elected and qualified, is:

            S. H. Somich
            c/o GPU Service, Inc.
            310 Madison Avenue
            Morristown, New Jersey 07962-1957

      IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of February, 2000.


                                          -------------------------
                                          Bernard J. Kelley
                                          Sole Incorporator